Exhibit 10.1
AGREEMENT
     This Agreement is made among the plaintiffs identified in Schedule A and Matrixx Initiatives, Inc. and Zicam LLC (“defendants”). The parties to this Agreement have agreed to resolve all claims which exist between plaintiffs and defendants by discontinuing the lawsuits filed by the plaintiffs in their entirety as to all defendants and potential defendants and by entering into the “Settlement Program” identified below. Counsel for plaintiffs agree that Schedule A of the Agreement shall include all individuals who have retained their firms to represent their interests regarding Zicam claims as of the date the Agreement is signed by the parties. However, individuals listed on Schedule A whose claims arise solely from the use of the Zicam® swab product shall not be entitled to compensation under the Settlement Program or obligated to discontinue their lawsuits.
     Now, therefore, in consideration of the obligations and mutual promises set forth herein, it is agreed as follows:
1.	Defendants will fund a Settlement Program as follows:
(a)	No later than January 13, 2006, defendants will pay $5,950,000 into the escrow account identified below;

(b)	On February 21, 2006 defendants will pay $5,950,000 into that escrow count;

(c)	No later than January 13, 2006, defendants will pay $100,000 into the escrow account for administrative expenses involved in the management of the Settlement Program; and

(d)	The amounts identified in Sections 1(a), (b) and (c) are the only payments defendants will have to make as part of the settlement of the litigation.
2.	The escrow account will be maintained at a financial institution in Arizona. The institution shall be chosen by the attorneys for the plaintiffs subject to the approval of defendants, such consent not to be unreasonably withheld. The financial institution and any fund manager it may engage will enter into a written escrow agreement respecting management of the funds. This escrow agreement shall first be approved by the parties to this Agreement.

3.	The lawsuits brought by the plaintiffs shall be dismissed with prejudice as to all parties and without costs, expenses or attorneys’ fees upon the payment by the defendants of the amounts due to be paid on or before January 13 and on February 21, 2006. A copy of the Stipulation of Dismissal is attached as Schedule B. No further action will be taken by the parties in those lawsuits other than to implement their dismissal.

4.	Plaintiffs will provide defendants with a duly executed release from each plaintiff by April 3, 2006. No payment shall be made to any plaintiff who has not executed such a release. The release shall be in the form attached as Schedule C. “Plaintiffs” in this Agreement means all persons who claim a loss as a result of any harm of any kind claimed to have resulted from use of defendants’ products. Thus, spouses qualify as one plaintiff. So do all persons who claim any loss as a result of the death or injury of a person. In summary, spouses, children and/or heirs, together with the person who sustained the claimed injury or death, constitute a single plaintiff.

5.	In order for the Settlement Program to become active, 95% of the plaintiffs identified in Schedule A must have enrolled in the Program. The number of individuals whose claims arise solely from the use of Zicam® swabs shall be subtracted from the denominator in determining whether the 95% threshold has been met.

6.	Counsel for plaintiffs will prepare a settlement distribution plan defining how the Settlement Program will distribute awards to plaintiffs who qualify for a recovery.

7.	Upon signing the Agreement, the parties shall notify Judge Pendleton Gaines, Superior Court of Arizona, Maricopa County, of the settlement and request that he retain jurisdiction to resolve any disputes which may arise in the course of implementing the Agreement.

Barry Reed
Charles Zimmerman Hart L. Robinovitch Zimmerman Reed P.L.L.P 14646 N. Kierland Blvd., Suite 145 Scottsdale, AZ 85254

Kenneth W. Lewis
Bush, Lewis & Roebuck P.C. 1240 Orleans Street Beaumont, TX 77706

Michael L. Williams
Brian Campf Williams Love O’Leary Craine & Powers, P.C. 9755 SW Barnes Road, Suite 450 Portland, OR 97225

Mitchell A. Toups
Weller, Green, Toups & Terrell, LLP Bank of America Tower 2615 Calder Street, Suite 400 Beaumont, TX 77702

William Audet
Joshua Ezrin Alexander, Hawes & Audet, LLP 300 Montgomery Street, Suite 400 San Francisco, CA 94104
Attorneys for Plaintiffs

Charles F. Preuss
Drinker Biddle & Reath LLP 50 Fremont Street, 20th Floor San Francisco, CA 94105
Attorneys for Defendants